Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2010, with respect to the consolidated financial statements included in the Annual Report of Capital Bank Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TIB Financial Corp. on Form S-8 (No. 333-30515, effective July 1, 1997, No. 333-106092, effective June 13, 2003, No. 333-117773, effective July 30, 2004, No. 333-138208, effective October 25, 2006, No. 333-138212, effective October 25, 2006, and No. 333-143391, effective May 31, 2007) and Registration Statement on Form S-3 (No. 333-156542, effective February 10, 2009) of TIB Financial Corp.

/s/ Grant Thornton LLP

Raleigh, North Carolina

September 16, 2011